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FOR IMMEDIATE RELEASE


U.S. ENERGY SYSTEMS ANNOUNCES ACCOUNTING CHANGES

White Plains, NY, February 25, 2004 - U.S. Energy Systems, Inc. (Nasdaq: USEY), a provider of customer-focused energy solutions, announced plans to change its policy regarding tax accounting for its subsidiary, U.S. Energy Biogas Corp. ("Biogas"), and to adjust the purchase accounting related to the acquisition of Biogas in 2001, moves that will result in prior period adjustments.

In connection with the preparation of the Countryside Power Income Fund preliminary prospectus (see USEY press release dated February 25, 2004), and with approval of USEY's auditor, USEY has decided to revise its accounting policy pertaining to the tax accounting of the Illinois rate incentives received by its Illinois-based biogas-to-energy projects. The change in tax accounting policy will not have any impact on consolidated cash flow. USEY will also make an adjustment to the purchase accounting related to the acquisition of Biogas in 2001. As a result of that adjustment, a $1.7 million gain pertaining to the sale of certain interests in partnerships that own biogas collection facilities, and a $2.3 million non-recurring fee received in connection with such sale, will not be recognized as revenue. The $1.7 million gain is attributable to a purchase money note issued to Biogas under which Biogas has received and expects to continue to receive all scheduled principal and interest payments.

As a result of these tax accounting policy and purchase accounting changes, USEY expects to make prior period adjustments (for the period between May 1, 2001 and September 30, 2003) in the preparation of its audited consolidated financial statements for fiscal year 2003 that will amount to a charge to shareholder's equity of $3.6 million.

About U.S. Energy Systems, Inc.
U.S. Energy Systems, Inc., based in White Plains, NY, is a customer-focused provider of energy outsourcing services for large retail customers, including industrial, commercial and institutional end users. USEY owns, operates and/or financed 34 energy projects in North America and Western Europe, totaling the equivalent of 262 megawatts and using combined heat and power (CHP) technology and renewable fuels. (www.usenergysystems.com).

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For more information contact:
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Investor Relations Department
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U.S. Energy Systems, Inc.
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One North Lexington Ave
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White Plains, New York 10601
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914-993-6443
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Info@usenergysystems.com
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Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect USEY's actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of USEY. Such factors include, but are not limited to, changes in market conditions, the inability to commence planned projects in a timely manner, the impact of competition, the ability to complete acquisitions, risks associated with acquisitions, as well as other risks detailed from time to time in USEY's Securities and Exchange Commission filings, including USEY's Annual Report on Form 10-KSB for the year ended December 31, 2002 and USEY's Proxy Statement for its Annual Meeting of Stockholders filed on August 7, 2003. We do not undertake to update any of the information set forth in this press release. ###